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As filed with the U.S. Securities and Exchange Commission on June 2, 2017.

Registration Statement No. 333-217603

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHOTSPOTTER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	47-0949915 (I.R.S. Employer Identification Number)

7979 Gateway Blvd., Suite 210
Newark, California 94560
(510) 794-3100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ralph A. Clark
President and Chief Executive Officer
ShotSpotter, Inc.
7979 Gateway Blvd., Suite 210
Newark, California 94560
(510) 794-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jodie M. Bourdet Robert W. Phillips Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Ralph A. Clark ShotSpotter, Inc. 7979 Gateway Blvd., Suite 210 Newark, California 94560 (510) 794-3100	David E. Danovitch Nakia Elliott Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, Ninth Floor New York, New York 10022 (212) 603-6300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)

Common Stock, $0.005 par value per share	3,220,000	$12.00	$38,640,000	$4,478.38

(1)
Includes 420,000 shares that the underwriters will have the option to purchase to cover over-allotments, if any.
(2)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes the offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.
(4)
Previously paid.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to Registration Statement on Form S-1 (Commission File No. 333-217603) is being filed solely for the purposes of filing Exhibits 5.1 and 23.2. Accordingly, a preliminary prospectus has been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NASDAQ Stock Market listing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$4,478
FINRA filing fee	5,675
NASDAQ initial listing fee	5,000
Legal fees and expenses	1,300,000
Accounting fees and expenses	180,000
Printing and engraving expenses	200,000
Transfer agent and registrar fees and expenses	3,500
Blue sky fees and expenses	10,000
Miscellaneous fees and expenses	291,347

Total	$2,000,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation to be in effect prior to the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect prior to the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

        We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was our director, officer, employee or agent, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

        The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and our directors against liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        The following sets forth information regarding all unregistered securities sold since January 1, 2014:

  (a)
  From January 1, 2014 to date, we granted stock options to purchase an aggregate of 649,869 shares of common stock to employees, consultants and directors pursuant to our 2005 Equity Incentive Plan having exercise prices ranging from $0.85 to $3.06 per share.

  (b)
  From January 1, 2014 to date, we have issued and sold to our employees an aggregate of 106,222 shares of common stock upon the exercise of options under our 2005 Equity Incentive Plan at exercise prices ranging from $0.68 to $0.85 per share, for an aggregate amount of approximately $76,000.

  (c)
  In February 2014, we issued 957,339 shares of Series B-1 preferred stock to existing investors for aggregate proceeds of approximately $5.6 million, plus an additional 440,093 shares of Series B-1 preferred stock for cancellation of existing indebtedness totaling approximately $2.0 million. We also sold warrants to purchase 156,851 shares of our Series B-1 preferred stock at an weighted-average exercise price of $0.17 per share to certain purchasers of Series B-1 preferred stock.

  (d)
  In June and July 2015, we issued 340,906 shares of Series B-1 preferred stock to existing investors and a new investor for aggregate proceeds of approximately $2.0 million.

  (e)
  In connection with the Orix Loan Agreement, we issued warrants to Orix Growth Capital, LLC to purchase 173,862 shares of Series B-1 preferred stock in September 2015 and 76,704 shares of Series B-1 preferred stock in March 2017.

        The offers, sales and issuances of the securities described in Item 15(a) and (b) were deemed to be exempt from registration under the Securities Act under either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

        The offer and issuance of the securities described in Item 15(c) and (d) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act promulgated thereunder as a transaction by an issuer not involving a public offering. The recipients of the securities in the transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits.

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1	*	Amended and Restated Certificate of Incorporation of ShotSpotter, Inc., as currently in effect.

3.2	*	Form of Amended and Restated Certificate of Incorporation of ShotSpotter, Inc., to be effective upon the completion of this offering.

3.3	*	Amended and Restated Bylaws of ShotSpotter, Inc., as currently in effect.

3.4	*	Form of Amended and Restated Bylaws of ShotSpotter, Inc., to be effective upon the completion of this offering.

3.5	*	Form of Amendment to the Certificate of Incorporation to be filed immediately prior to the closing of this offering.

4.1	*	Form of Common Stock Certificate.

4.2	*	Investors' Rights Agreement, by and among ShotSpotter, Inc. and the investors listed on Exhibit A thereto, dated July 12, 2012.

4.3	*	Form of Warrant to purchase shares of Series B-1 Preferred Stock issued to certain stockholders in connection with the sale of Series B-1 Preferred Stock in July and August 2012.

4.4	*	Form of Warrant to purchase shares of Series B-1 Preferred Stock issued to Motorola Solutions, Inc. in connection with the sale of Series B-1 Preferred Stock in August 2012.

4.5	*	Form of Warrant to purchase shares of Series B-1 Preferred Stock issued to Silicon Valley Bank in connection with the sale of Series B-1 Preferred Stock in November 2012.

4.6	*	Form of Warrant to purchase shares of Series B-1 Preferred Stock issued to certain stockholders in connection with the sale of Series B-1 Preferred Stock in February 2014.

4.7	*	Warrant to purchase shares of Series B-1 Preferred Stock issued in connection with the Loan and Security Agreement in September 2015.

4.8	*	Warrant to purchase shares of Series B-1 Preferred Stock issued in connection with the Second Amendment to the Loan and Security Agreement in March 2017.

5.1	†	Opinion of Cooley LLP.

10.1	*	ShotSpotter, Inc. Amended and Restated 2005 Stock Plan.

10.2	*	Forms of Option Agreement and Option Grant Notice under the Amended and Restated 2005 Stock Plan.

10.3	*	ShotSpotter, Inc. 2017 Equity Incentive Plan, to be effective upon the completion of this offering.

10.4	*	Forms of Option Agreement and Option Grant Notice under the 2017 Equity Incentive Plan.

10.5	*	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Restricted Terms and Conditions under the 2017 Equity Incentive Plan.

Exhibit No.		Description of Exhibit
10.6	*	ShotSpotter, Inc. 2017 Employee Stock Purchase Plan, to be effective upon the completion of this offering.

10.7	*	Form of Indemnification Agreement by and between ShotSpotter, Inc. and each of its directors and executive officers.

10.8	*	Offer Letter between ShotSpotter, Inc. and Ralph A. Clark dated March 13, 2017.

10.9	*	Offer Letter between ShotSpotter, Inc. and Alan R. Stewart dated March 13, 2017.

10.10	*	Offer Letter between ShotSpotter, Inc. and Joseph O. Hawkins dated March 13, 2017.

10.11	*	Offer Letter between ShotSpotter, Inc. and Paul S. Ames dated March 13, 2017.

10.12	*	Offer Letter between ShotSpotter, Inc. and Gary T. Bunyard dated March 13, 2017.

10.13	*	Independent Contractor Services Agreement between ShotSpotter, Inc. and Marc Morial, dated September 16, 2015.

10.14	*	Lease Agreement between BMR-Pacific Research Center LP and ShotSpotter, Inc., dated August 14, 2012.

10.15	*	First Amendment to Lease Agreement between BMR-Pacific Research Center LP and ShotSpotter, Inc., dated September 3, 2014.

10.16	*	Second Amendment to Lease Agreement between BMR-Pacific Research Center LP and ShotSpotter, Inc., dated December 15, 2016.

10.17	*	Loan and Security Agreement, as amended, between Orix Growth Capital, LLC and ShotSpotter, Inc., dated September 25, 2015.

21.1	*	List of subsidiaries.

23.1	*	Consent of Baker Tilly Virchow Krause, LLP.

23.2	†	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney.

*
Previously filed.
†
Filed herewith.
(b)
Financial statement schedules.

        No financial statement schedules are provided because the information called for is not required or is shown in the consolidated financial statements or related notes.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on the 2nd day of June, 2017.

SHOTSPOTTER, INC.
By:	/s/ RALPH A. CLARK Ralph A. Clark President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ RALPH A. CLARK Ralph A. Clark		President and Chief Executive Officer and Director of the Board (principal executive officer)	June 2, 2017
* Alan R. Stewart		Chief Financial Officer (principal financial and accounting officer)	June 2, 2017
* Pascal Levensohn		Director	June 2, 2017
* Thomas T. Groos		Director	June 2, 2017
* Randall Hawks, Jr.		Director	June 2, 2017
* Gary M. Lauder		Director	June 2, 2017
* Marc Morial		Director	June 2, 2017
*By:	/s/ RALPH A. CLARK Ralph A. Clark Attorney-in-fact

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1	*	Amended and Restated Certificate of Incorporation of ShotSpotter, Inc., as currently in effect.

3.2	*	Form of Amended and Restated Certificate of Incorporation of ShotSpotter, Inc., to be effective upon the completion of this offering.

3.3	*	Amended and Restated Bylaws of ShotSpotter, Inc., as currently in effect.

3.4	*	Form of Amended and Restated Bylaws of ShotSpotter, Inc., to be effective upon the completion of this offering.

3.5	*	Form of Amendment to the Certificate of Incorporation to be filed immediately prior to the closing of this offering.

4.1	*	Form of Common Stock Certificate.

4.2	*	Investors' Rights Agreement, by and among ShotSpotter, Inc. and the investors listed on Exhibit A thereto, dated July 12, 2012.

4.3	*	Form of Warrant to purchase shares of Series B-1 Preferred Stock issued to certain stockholders in connection with the sale of Series B-1 Preferred Stock in July and August 2012.

4.4	*	Form of Warrant to purchase shares of Series B-1 Preferred Stock issued to Motorola Solutions, Inc. in connection with the sale of Series B-1 Preferred Stock in August 2012.

4.5	*	Form of Warrant to purchase shares of Series B-1 Preferred Stock issued to Silicon Valley Bank in connection with the sale of Series B-1 Preferred Stock in November 2012.

4.6	*	Form of Warrant to purchase shares of Series B-1 Preferred Stock issued to certain stockholders in connection with the sale of Series B-1 Preferred Stock in February 2014.

4.7	*	Warrant to purchase shares of Series B-1 Preferred Stock issued in connection with the Loan and Security Agreement in September 2015.

4.8	*	Warrant to purchase shares of Series B-1 Preferred Stock issued in connection with the Second Amendment to the Loan and Security Agreement in March 2017.

5.1	†	Opinion of Cooley LLP.

10.1	*	ShotSpotter, Inc. Amended and Restated 2005 Stock Plan.

10.2	*	Forms of Option Agreement and Option Grant Notice under the Amended and Restated 2005 Stock Plan.

10.3	*	ShotSpotter, Inc. 2017 Equity Incentive Plan, to be effective upon the completion of this offering.

10.4	*	Forms of Option Agreement and Option Grant Notice under the 2017 Equity Incentive Plan.

10.5	*	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Restricted Terms and Conditions under the 2017 Equity Incentive Plan.

10.6	*	ShotSpotter, Inc. 2017 Employee Stock Purchase Plan, to be effective upon the completion of this offering.

10.7	*	Form of Indemnification Agreement by and between ShotSpotter, Inc. and each of its directors and executive officers.

Exhibit No.		Description of Exhibit

10.8	*	Offer Letter between ShotSpotter, Inc. and Ralph A. Clark dated March 13, 2017.

10.9	*	Offer Letter between ShotSpotter, Inc. and Alan R. Stewart dated March 13, 2017.

10.10	*	Offer Letter between ShotSpotter, Inc. and Joseph O. Hawkins dated March 13, 2017.

10.11	*	Offer Letter between ShotSpotter, Inc. and Paul S. Ames dated March 13, 2017.

10.12	*	Offer Letter between ShotSpotter, Inc. and Gary T. Bunyard dated March 13, 2017.

10.13	*	Independent Contractor Services Agreement between ShotSpotter, Inc. and Marc Morial, dated September 16, 2015.

10.14	*	Lease Agreement between BMR-Pacific Research Center LP and ShotSpotter, Inc., dated August 14, 2012.

10.15	*	First Amendment to Lease Agreement between BMR-Pacific Research Center LP and ShotSpotter, Inc., dated September 3, 2014.

10.16	*	Second Amendment to Lease Agreement between BMR-Pacific Research Center LP and ShotSpotter, Inc., dated December 15, 2016.

10.17	*	Loan and Security Agreement, as amended, between Orix Growth Capital, LLC and ShotSpotter, Inc., dated September 25, 2015.

21.1	*	List of subsidiaries.

23.1	*	Consent of Baker Tilly Virchow Krause, LLP.

23.2	†	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney.

*
Previously filed.
†
Filed herewith

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX